AGREEMENT

            AGREEMENT (the "Agreement") made this 27th day of August, 1997, among Trans Leasing International, Inc., a Delaware corporation ("Trans Leasing"), General Electric Capital Corporation, a New York corporation (the "Company") and Larry S. Grossman.

            WHEREAS, Mr. Grossman is currently the Chairman and Chief Executive Officer of Trans Leasing, and is a party to a Severance Agreement with Trans Leasing, dated October 31, 1996 (the "Severance Agreement");

            WHEREAS, simultaneously herewith, the Company is executing and delivering an Asset Purchase Agreement, dated as of August 27, 1997, by and between the Company, Trans Leasing and certain subsidiaries of Trans Leasing (the "Asset Purchase Agreement");

            WHEREAS, Mr. Grossman desires to receive from Trans Leasing, and Trans Leasing desires to pay to Grossman, certain amounts in respect of certain of their rights and obligations under the Severance Agreement;

            WHEREAS, Mr. Grossman desires to release the Company from any and all claims he may have against the Company arising out of his employment by Trans Leasing;

            WHEREAS, the Company desires to ensure that Mr. Grossman will not directly or indirectly engage in competition with the Company subsequent to the Closing (as defined in the Asset Purchase Agreement); and

            WHEREAS, Mr. Grossman is willing not to compete with the Company, on the terms and conditions provided herein;

            NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

            1. Settlement Payment. On the Closing Date (as defined in the Asset Purchase Agreement), in full satisfaction of its obligations to Mr. Grossman to make severance payments and provide outplacement services pursuant to Section 3 of the Severance Agreement, Trans Leasing shall pay Four Hundred and Forty Thousand Dollars ($440,000) to Mr. Grossman.

            2.    Release.

                  (a) In consideration of the payments to be made to him pursuant to Section 3 hereof, which Mr. Grossman acknowledges the Company is not obligated to pay, Mr. Grossman agrees on behalf of himself and his heirs and representatives to release the Company and all of its affiliates, predecessors, successors, employees, officers and directors (collectively, the "Released Parties") from all claims or demands, whether known or unknown, which Mr. Grossman has or may have, including all claims for costs, expenses, and attorneys' fees, arising out of any acts or omissions occurring prior to or simultaneous with the Closing Date related to Mr. Grossman's employment with Trans Leasing or any of its affiliates or termination from employment with Trans Leasing. Mr. Grossman understands that this Section 2 is a full, final and complete settlement and release of all his claims against the Released Parties, including, but not limited to, any claims or rights Mr. Grossman may have for breach of contract (including pursuant to the Severance Agreement), wrongful discharge, discrimination, misrepresentation, defamation, promissory estoppel, violation of privacy, breach of covenant of good faith and fair dealing, for claims under the Employment Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000e, et. seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. 626, the Americans with Disabilities Act, 42 U.S.C. ss. 12101, et. seq., the Family and Medical Leave Act and any other federal, state, or local laws and regulations governing employment.

                  (b) If Mr. Grossman breaches his promise under Section 2(a), and initiates a claim based on claims that he has released, Mr. Grossman will pay for all costs incurred by the Company and its affiliates, or by the directors, officers, or employees of the Company and its affiliates, including reasonable attorneys' fees, in defending against Mr.
Grossman's claim.

                  (c) By entering into this Agreement, the Company does not admit that Mr. Grossman has any claims against the Company or any of its affiliates.

                  (d) The release set forth in this Section 2 does not waive or release any rights or claims that Mr. Grossman may have which arise after the Closing Date.

                  (e) Mr. Grossman understands that he has been given a period of 21 days to review and consider the release set forth in this Section 2 before signing this Agreement. Mr. Grossman further understands that he may use as much or as little of this 21 day period as he wishes prior to signing this Agreement. Mr. Grossman also acknowledges he has been advised by the Company to seek legal counsel prior to executing this Agreement (which includes the release set forth in Section 2(a)).

            3.  Covenants  Fee.  As  compensation  for the  release set forth in
Section 2 and the covenants set forth in Section 4, for so long as he is not in violation of any of such covenants, the Company shall pay to Mr. Grossman Four Hundred Sixty Five Thousand Nine Hundred and Forty Seven dollars ($465,947) on each of the first seven anniversaries of the Closing Date.

            4.    Covenants.

                  (a)  Non-Competition.  During the seven year period  following the Closing Date (the "Term"), Mr. Grossman shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is engaged in the equipment leasing business; provided, however, that the "beneficial ownership" by Mr. Grossman, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than five percent (5%) of the voting stock of any publicly held corporation shall not be a violation of this covenant.

                  (b) Nonsolicitation. During the Term, Mr. Grossman shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its subsidiaries (including any former employee of Trans Leasing or any of its subsidiaries) to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any such subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any of its subsidiaries at any time during the Term if such hiring would be within 12 months after such person ceased to be such an employee or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary (including, without limitation, making any negative statements or communications about the Company or any of its subsidiaries).

                  (c) Confidential Information. Mr. Grossman agrees and understands that in Mr. Grossman's position with Trans Leasing, Mr. Grossman has been exposed to and has received information relating to the confidential affairs of the business which is being acquired by the Company, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information which are considered confidential and in the nature of trade secrets. Mr. Grossman agrees that during the Term and thereafter, he will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company except (i) with respect to confidential information that becomes publicly available other than by a breach of this
Section 4 by Mr. Grossman, or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. If Mr. Grossman is so required to disclose any such confidential information, he shall use his reasonable efforts to provide advance notice thereof to the Company. This confidentiality covenant has no temporal, geographical or territorial restriction.

                  (d) Remedies. Mr. Grossman agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Mr. Grossman therefore agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Mr. Grossman and/or any and all persons and/or entities acting for and/or with Mr. Grossman, without having to prove damages, and to all costs and expenses, including reasonable attorneys' fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Section 4(d) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from Mr. Grossman. Mr. Grossman and the Company further agree that the provisions of the covenant not to compete are reasonable. Should a court determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

            The existence of any claim or cause of action by Mr. Grossman against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 4.

                  (e) Taxes. The Company and Mr. Grossman each agree that they will pay all taxes, if any, upon it or him, respectively, with respect to the payments to be made hereunder.

            5.    Successors; Assignment; Binding Agreement.

                  (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Company may, without the approval of Mr. Grossman, assign any or all of its rights, interests and obligations hereunder to one or more of its Affiliates (as defined in the Asset Purchase Agreement) and upon any such assignment the Company shall be released of its obligations hereunder as long as in connection with such assignment the Company unconditionally guarantees all of the assignee's obligations hereunder. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor or assignee to its business and/or assets.

                  (b) This Agreement and all rights of Mr. Grossman hereunder shall inure to the benefit of and be enforceable by Mr. Grossman's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Mr. Grossman should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid or provided in accordance with the terms of this Agreement to Mr. Grossman's devisees, legatees, or other designees or, if there be no such designee, to Mr. Grossman's estate.

            6. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

            If to Mr. Grossman:

                  1625 Tall Tree Lane
                  Deerfield, IL  60015

            If to the Company:

                  General Electric Capital Corporation - VFS
                  55 Federal Road
                  Danbury, Connecticut  06810
                  Attention:  General Counsel

            If to Trans Leasing:

                  Trans Leasing International, Inc.
                  3000 Dundee Road
                  Northbrook, Illinois  60062

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective in accordance herewith, except that notices of change of address shall be effective only upon receipt.

            7. Modification of Agreement; Governing Law; Venue. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Mr. Grossman and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. Notwithstanding the foregoing, each of the parties hereto irrevocably and unconditionally (a) agrees that any suit arising out of this Agreement may be brought and adjudicated in the U.S. District Court for the Northern District of Illinois located in Chicago, Illinois, or, if such court will not accept jurisdiction, in any court of competent civil jurisdiction sitting in Chicago, Illinois, (b) submits to the non-exclusive jurisdiction of any such court for the purposes of any such suit and (c) waives and agrees not to assert by way of motion, as a defense or otherwise in any such suit, any claim that it is not subject to the jurisdiction of the above courts, that such suit is brought in an inconvenient forum or that the venue of such suit is improper. Each of the parties hereto also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions hereof.

            8. Validity. The validity or enforceability of any provision or provisions of this Agreement shall not be affected by the invalidity or unenforceability of any other provision of this Agreement, and such valid and enforceable provisions shall remain in full force and effect.

            9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

            10. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the matters contained herein.


            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                          GENERAL ELECTRIC CAPITAL CORPORATION



                                          By:  /S/ROBERT R. LUTON
                                               Name:  Robert R. Luton
                                               Title: Attorney-In-Fact


                                          TRANS LEASING INTERNATIONAL, INC.


                                          By:  /S/MICHAEL J. HEYMAN
                                               Name:  Michael J. Hayman
                                               Title: President & COO



                                          /S/LARRY S. GROSMAN
                                          LARRY S. GROSSMAN